Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: APRIL 29, 2010/11:00 AM ET

Operator

Good day, everyone, and welcome to the Saia, Inc. first-quarter 2010 analyst conference call. Today’s conference is being recorded. At this time it’s my pleasure to introduce your host for this morning, Ms. Renée McKenzie. Please go ahead.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Anthony. Good morning. Welcome to Saia’s first-quarter 2010 conference call. Hosting this morning’s call are Rick O’Dell, Saia’s President and Chief Executive Officer and Jim Darby, our Vice President Finance and Chief Financial Officer.

Before you begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on the call that are not historical facts are subject to a number of risk factors and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President & CEO

Good morning, and thank you for joining us to discuss Saia’s first-quarter results. I’m going to assume that you’ve all read our press release and provide a few highlights and comments before I turn it over to Jim.

While clearly improved relative to last year, the environment remains difficult with soft absolute tonnage and industry overcapacity, which continues to pressure yields. We are addressing the environment with measured pricing decisions, targeted sales and marketing programs, and engineered efficiency initiatives. We are encouraged that the near-term volume improvements will provide us a foundation to improve yield, but we obviously have a long way to go to recover the yield deterioration experienced over the past two years.

While results continue to be challenged by the environment, the Company did produce noteworthy performances in a number of areas. Our revenue and tonnage comparisons turned positive for the first time since the third quarter of 2008. Our LTL tonnage per workday was up 2.8% with year-over-year comparisons improving each month through the quarter.

We achieved a 2.6 operating point improvement over last year’s first quarter. Our on-time service remained over our 97% on-time goal. Our headcount was down 2.6% on flat shipment count. Our terminal labor cost per bill was below last year by 8.5%. Our accident severity was reduced significantly and we had a 30% reduction in lost-time injuries, and we achieved a 50% improvement in exception-free delivery as well as much lower cargo claims expense.

So I’m pleased with the continued commitment demonstrated by our employees as our execution is solid on a number of fronts, including best in class on-time service, improved performance in key productivity metrics, safety and cargo claims. As the environment improves, the progress that we’ve made on fundamental cost execution should be sustained and should contribute to margins in the future.
We continue to invest in technology and engineered cost initiatives with targeted savings designed to improve our operating performance and enhance customer service. These projects benefited Saia in 2009 and provided a partial offset to a very difficult volume and pricing environment. Our current engineered service and cost reduction efforts target approximately $6 million in annualized savings.

These projects include the continued use of field engineers to support terminal optimization, city driver routing and sequencing software to minimize drive time, automated time clocks and real-time productivity, and dynamic load planning to optimize line haul with actual tonnage.

The City Driver optimization software is now being used by dispatchers in about 50% of our drivers at this time. Our preliminary results have generated approximately a 2% reduction in city miles for these drivers. And upon full rollout, we would expect a 1.6 million mile reduction annually. So that’s certainly meaningful.

Our real-time productivity program is scheduled to roll out in the third quarter. We’re reviewing test data regularly for the dynamic load planning software. And we expect to have this in a production mode in the third quarter as well.

We believe our capability to achieve cost reductions, combined with measured pricing actions and our market share initiatives to increase density, will enhance Saia’s competitive position and our margins in the future. While the economy and industry dynamics remain challenging, we appear to have turned the corner, and I believe that we are well positioned to capitalize on the improved environment through the remainder of this year.

Now I’d like to have Jim Darby review the first-quarter results. Jim?

Jim Darby - Saia, Inc. — VP Finance & CFO

Thanks, Rick, and good morning, everyone. The first-quarter 2010 loss per share was $0.21 compared to a loss per share of $0.47 last year. For the quarter, revenues were $212 million with an operating loss of $2.1 million. This compares to prior-year revenue of $206 million and a reported operating loss of $7.5 million.

The LTL yield for the first quarter of 2010 was again impacted by the continued overcapacity in the industry, resulting in extremely competitive pricing. The LTL yield was also impacted by fuel surcharge, which was above that of first quarter 2009. Fuel expense was impacted in the quarter by rising fuel prices and more miles.

We realize the current environment requires that we continue to align costs, both fixed and variable, with current volume. Some notable improvements during the quarter included lower accident severity and favorable cargo claims experience.

As a reminder, we issued an additional 2.3 million shares of common stock in December, which increased our shares outstanding and are included in our EPS calculation.

As I have mentioned in prior calls, the Company implemented a reduction in compensation equal to 10% of salary for the leadership team and a 5% wage reduction for hourly line haul and salaried employees in operation, maintenance and administration on April 1 last year. This reduction resulted in approximately $4.5 million of savings versus the prior-year quarter.

Our effective tax rate was 34% for the first quarter. For 2010, we project our effective tax rate to be approximately 36%, partially due to a loss of the alternative fuel tax credit.

At March 31, 2010, total debt was $90 million. Net of the Company’s $6.4 million cash balance, net debt to capital was 29.5%. This compares to total debt of $116.3 million and net debt to total capital of 37.0% in the prior-year quarter.

Our net capital expenditures for the quarter were $63,000. This compares to $1.9 million in the prior year. The Company is planning net capital expenditures in 2010 in the range of $10 million. As I mentioned on the January call, planned 2010 expenditures are based on the uncertain economic environment, but will be adequate to support our long-term goals and ongoing investments in technology and engineered processes. The amount of capital expenditures for revenue equipment will be reevaluated when tonnage improves.

Now I’d like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President & CEO

Well, thank you, Jim. We are encouraged that the economy is showing some signs of improvement and that we’re experiencing improved tonnage trends. We expect to capitalize on the improving market by taking measured pricing actions to improve yield while continuing aggressive expense controls.

We remain pleased with our market position as the sixth largest nonunion LTL carrier. And we believe that our strategy of building density with targeted marketing programs combined with efficiency initiatives will provide long-term benefits to our customers, employees and shareholders, particularly as the industry dynamics improve. So with these comments, we’re now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose & Co. — Analyst

Good morning. How’s everyone? A couple questions. As you moved throughout the quarter, did your profitability improve like it normally would sequentially? So in other words, were you guys making money in March?

Rick O’Dell - Saia, Inc. — President & CEO

Yes. March was clearly the best month of the quarter, which it normally is, and particularly this year with 23 workdays, you had seasonality and it picked up pretty dramatically. So it’s obviously not unusual for it to be clearly the best quarter — I mean the best month in the quarter, but it was.

Jason Seidl - Dahlman Rose & Co. — Analyst

And I don’t think you mentioned it, Rick, but can you talk about the tonnage growth by month? And then could you give us an update on how April is showing up?

Rick O’Dell - Saia, Inc. — President & CEO

Sure. Jim can take you through that.

Jim Darby - Saia, Inc. — VP Finance & CFO

Sure, Jason. It improved as we went through the quarter. As you can see on our statistics, LTL tonnage is up 2.8% for the quarter. But by month, January is up 0.9%. February was up 1.8% over last year, and March was up 5.1% over last year. And so far, through the month of April, year-over-year we’re looking to be up about 4.5% on LTL tonnage.

Jason Seidl - Dahlman Rose & Co. — Analyst

Now do you think you had some business due to weather push from February to March?

Rick O’Dell - Saia, Inc. — President & CEO

Probably not materially any different than it is any other seasonality or winter. Obviously this winter was a tough one, but I wouldn’t think there would be much of that. And the trends that we saw in March have kind of carried on into April, so.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay. As we talk to some of the other carriers listening to their calls, it’s feeling like the pricing environment is slowly starting to turn the corner. Rick, as you go out into the marketplace and talk to some of your customers, is there a willingness for them to sit down and talk about opening up pricing again?

Rick O’Dell - Saia, Inc. — President & CEO

Sure. I mean I guess our approach has been this way for some time. And yield for us as we discussed, it stabilized kind of through the fourth quarter. And we’ve been taking a firmer stance with pricing for several months. And I would tell you that as our volumes have improved, particularly over the last nine to 10 weeks, that kind of emboldens you to take some more risk from that perspective. And one of our approaches is that there’s no reason to hire people back and add drivers when you have business that you’re not being properly compensated for.

So, we’ve got a good framework in place for us to take some measured pricing actions that are permitted in the marketplace. And I feel confident in our ability to do that over time as the market permits.

Jason Seidl - Dahlman Rose & Co. — Analyst

And should I look at sort of going forward at these, we’ve been in this downturn since probably it started in the third quarter I think of ‘06 and got progressively worse. It’s probably not going to correct itself in a quarter or two. It will probably take a little longer time?

Rick O’Dell - Saia, Inc. — President & CEO

Yes, I mean, and clearly that’s right. I mean obviously 70% of our business is under contract, so it kind of comes up ratably. You address those, and then quite frankly, I’m pleased that our tonnage trends have kind of continued into April as they were in March because we’ve, quite frankly, addressed with some pretty firm stances on a number of customers that just weren’t paying their way, and mandated some large increases or executed our 30-day cancellation provision. So that is going on, but obviously it takes some time to do that and work through the accounts and handle it professionally because you’ve got relationships with customers. So, again, I would call it — we’re encouraged by some of the things we are seeing, but measured pricing actions take time. And the economy is still tough so most people can’t tolerate a significant increase.

Jason Seidl - Dahlman Rose & Co. — Analyst

Two more questions and I’ll turn them over. So on the back of your commentary, should we assume that you probably between March and April had walked away from some business?

Rick O’Dell - Saia, Inc. — President & CEO

Yes.

Jason Seidl - Dahlman Rose & Co. — Analyst

Okay. And also, the 70% contract, is it evenly split over the remainder of the year or does it get lumpy in one quarter?

Rick O’Dell - Saia, Inc. — President & CEO

Pretty ratable actually. There’s not any material difference.

Jason Seidl - Dahlman Rose & Co. — Analyst

Fair enough. I’ll turn it over to somebody else. Guys, I appreciate the time as always.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Good morning, gentlemen. Got a question first on the claims and insurance line item. You had trouble with that for a few years, bad accident popping up here and there. It seems to have somewhat normalized the last two quarters, but again, below where it’s been. Do you think that you can kind of keep that at the current level, either as a percent of revenue or kind of as an absolute dollar amount?

Jim Darby - Saia, Inc. — VP Finance & CFO

Dave, I’ll tell you. Two things benefited us there. Obviously our improvement in the cargo claims ratio that we’ve talked about, and that’s been an ongoing process that will be sustainable as we go forward. We did have favorable severity in our accident expense in the quarter that was about 0.5 point better than we would normally expect, so that’s the one that could fluctuate a little bit. But the rest of the line should be — the improvement should be sustainable.

David Ross - Stifel Nicolaus — Analyst

Okay. And then if you look at your business throughout the country, are you seeing any regional strength? Is the South or the West stronger than other regions in the Saia network?

Rick O’Dell - Saia, Inc. — President & CEO

We had actually seven of our 11 geographic regions saw positive revenue growth. And the upper Midwest is the most favorable tonnage and shipment comparisons for us. And I think part of that is obviously these less mature regions continue to grow as our brand strengthens there and that should clearly help us as we build density up there, improve our profitability over a period of time as well.

And then, some of the areas where we’ve shown some declines, if you really analyze that, it’s partially due to actions or really mostly due to actions with specific large customers. And some of those actions were ours and some of them were where a customer had a change in their distribution patterns or moved to DC or something like that.

David Ross - Stifel Nicolaus — Analyst

And if you look at it also on a kind of industry basis, you’ve always been pretty strong with the chemical sector and you’ve got retail and industrial in there.

Are there any sectors that are popping up a little stronger than others year to date?

Rick O’Dell - Saia, Inc. — President & CEO

No, I think it’s pretty evenly spread out.

David Ross - Stifel Nicolaus — Analyst

Okay. And then do you have the length of haul figures for first quarter of 2010 versus 2009?

Jim Darby - Saia, Inc. — VP Finance & CFO

Sure, Dave. Length of haul was 724 miles and first quarter a year ago it was 714. So we’re up about 1.5%.

David Ross - Stifel Nicolaus — Analyst

Okay. And then just I guess last question is on fuel surcharges. With the pricing environment being difficult the last couple of years, did you have to reinstate any fuel surcharge cap in 2009? And are they having a negative impact on the pricing right now?

Jim Darby - Saia, Inc. — VP Finance & CFO

Fuel surcharge you know is a competitive pricing. And I think it’s fair to assume that that was probably negotiated down more than up in the environment we operated in the last couple of years. So it’s not as strong of a component as it once was.

David Ross - Stifel Nicolaus — Analyst

But as fuel has risen here recently, has that had a negative impact on yields because of caps? Or is it not at the level yet where that’s a factor?

Jim Darby - Saia, Inc. — VP Finance & CFO

I don’t think we’ve seen any change or any reimplementation of caps to have an effect on it.

David Ross - Stifel Nicolaus — Analyst

Thank you very much.

Rick O’Dell - Saia, Inc. — President & CEO

And just, Dave, one thing that we all know obviously is one thing that happens too, if you lower your base rates and your fuel surcharges or a percentage of base rates, you lose yield on a surcharge too. So they’re kind of interrelated obviously, as well.

Operator

Jack Waldo, Stephens.

Jack Waldo - Stephens Inc. — Analyst

Good morning, guys. If I take the commentary that we’ve heard from some of your competitors, is it right to assume that the January and February operating ratio was substantially higher than what we saw in March? Would you mind walking us through what the O/R’s were each month?

Rick O’Dell - Saia, Inc. — President & CEO

We’re not going to give that kind of detail, but I think it’s fair to assume generally March is much stronger than January and February. And I think particularly this year where you had 23 workdays in March, it was a very strong month for us. So, there was a substantial O/R difference between January and March.

Jack Waldo - Stephens Inc. — Analyst

Yes, and you know, looking at what the competitors have done, would it be fair to say it was over 700 basis points?

Rick O’Dell - Saia, Inc. — President & CEO

Probably in that ballpark.

Jack Waldo - Stephens Inc. — Analyst

Okay. And could you quantify how much money you made in March? If I kind of use those numbers, it would suggest somewhere between $0.07 and $0.10. Is that something you guys would disagree with?

Rick O’Dell - Saia, Inc. — President & CEO

We just as soon not get into specific months. You can have accident volatility in a month. There’s a lot of things that can kind of happen to go through that process. So I think we’ll let the quarter stand on its own and we’ll talk to you directionally about what things are looking like on tonnage. And beyond that you probably need to do your own monthly modeling.

Jack Waldo - Stephens Inc. — Analyst

Okay. What about maybe — then looking at the quarter, your incremental margins were really impressive. I’ve got them at 87%. Was there anything that would kind of — anything abnormal about those?

Rick O’Dell - Saia, Inc. — President & CEO

Incremental margins on what are you saying now?

Jack Waldo - Stephens Inc. — Analyst

The change — the year-over-year change in EBIT divided by the year-over-year change in revenue.

Rick O’Dell - Saia, Inc. — President & CEO

One thing — you just have — would caution on the wage reduction was in there. It was effective on April 1 of last year, so that’s in our comps.

Jack Waldo - Stephens Inc. — Analyst

Yes.

Rick O’Dell - Saia, Inc. — President & CEO

But I would tell you obviously we’ve taken a lot of cost measures and productivity and headcounts down and leveraged technology, so I think a lot of our run rate costs are positive. We’ve had some significant efficiency gains, and obviously it’s been inadequate to overcome the yield differential. But I would tell you, and you can see obviously we’ve had some pretty substantial reduction in our costs, primarily on the labor side. And then obviously Cargo claims has been a big significant improvement now for us as well which would be sustainable.

Jack Waldo - Stephens Inc. — Analyst

You know, Rick, I hear what you’re saying about how things have turned. I see a quarter that came in and was pretty impressive at least compared to what we were expecting. Is it fair to think that you guys should be profitable for the remainder of the year? Is that a legit expectation?

Jim Darby - Saia, Inc. — VP Finance & CFO

I guess in terms of the future you could kind of look at it, 2Q is normally about 3 points better than first quarter. Right? And then the one thing to consider is we do have more than historical average favorable accident severity, which was about 0.5 an operating point.

Rick O’Dell - Saia, Inc. — President & CEO

But you know, if you take that and kind of model it forward, you get kind of normal seasonality and maybe some volume and yield momentum from here. And we should be able to make some progress certainly against where we are and where we were last year.

Jack Waldo - Stephens Inc. — Analyst

Got you. And then weather was an adverse effect as well, right, in the first quarter?

Jim Darby - Saia, Inc. — VP Finance & CFO

It is every year.

Rick O’Dell - Saia, Inc. — President & CEO

It was. And I think a lot of the Northeast and upper Midwest was probably worse than a lot of the rest of the country and obviously a lot of our business is out West and in the South and Southeast. So we may not have been impacted as much seasonally as some other people were. But it certainly wasn’t a pleasant winter in terms of some of the challenges there in the revenue and cost impacts.

Jack Waldo - Stephens Inc. — Analyst

Yes. Okay. Fair enough. Thank you, guys.

Operator

(Operator Instructions). Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

So I thought, Rick, your comments about normally it’s about 300 points give or take on the insurance side of things on the claims side, I guess the kicker there would be on the change in pricing. Can you talk a little bit to what’s going on with the GRI? I see that your revenue per hundred weight for LTL is down in first over fourth. It’s normally down a little more than it is. How confident are you that we could start to see $10.12 move up materially from here as we go forward?

Rick O’Dell - Saia, Inc. — President & CEO

You know, Ed, I think it’s, at this point in time it’s kind of hard to say. I would tell you we’re encouraged by the volume trends that we are seeing. So, we’re taking some pretty aggressive actions in the marketplace, but I think I would tell you our tonnage trends really just kind of — you saw how much they improved through the quarter. It really kind of happened about 10 weeks ago, right?

And then it takes time to go through customers and negotiate. And you don’t want to be — you’ve got to be careful because the market still is somewhat challenging. And before you move on to the next customer with an aggressive pricing action, you have to find out what happened to the last one, right? Did you keep the business or not?

So I think it’s a process. We are encouraged that the environment has improved and that we have a good framework around to address it on an account by account basis. But as you would expect, it’s going to take some time to see how much progress we can make and how quickly we can advance it.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

It almost feels like it would have been better if the GRIs were coming out now than at the very beginning of the year. Is there any way to go back and get that again?

Jim Darby - Saia, Inc. — VP Finance & CFO

That’s a good idea.

Rick O’Dell - Saia, Inc. — President & CEO

That’s a good idea.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

I’m going to take by the laughing that it’s not going to happen though.

Rick O’Dell - Saia, Inc. — President & CEO

That’s a lot of customers across the basis there. And I think what you can do is — there’s a certain amount of your business that’s transactional and you can kind of raise prices pretty much on that. But that’s a pretty small percentage, and most of it is relationship pricing and you’ve got to go out and negotiate it individually with each customer. And clearly that takes time. And before you get too bold with any one customer, you’ve got to see what happened to the last 10, right? So it’s a process.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Jim, that 4.5% tonnage in April, how does that roughly break out between revenue per shipment and number of shipments?

Jim Darby - Saia, Inc. — VP Finance & CFO

Shipments — our shipments were flat first quarter. And we’re seeing about the same in April to date. We’re pretty flat. So —

Ed Wolfe - Wolfe Trahan & Co. — Analyst

So typically when weight is going up, that’s a good sign for the economy, right?

Jim Darby - Saia, Inc. — VP Finance & CFO

Absolutely.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay. Just looking at expenses, the purchase transportation costs at 17.4 million feels like they’ve raised a little bit. Is that just more volume and truckload pricing going up? Or what else is in that?

Jim Darby - Saia, Inc. — VP Finance & CFO

That’s pretty much it. Our volumes being up, miles are up as well. But then the cost of the purchase transportation has gone up. Some of it is driven by the increased fuel surcharge that’s coming through on our bill.

Rick O’Dell - Saia, Inc. — President & CEO

I would tell you too, one of the things we do is as volumes increase, particularly in certain areas, sometimes you cover that with your purchased transportation at a period of time and then you go back and re-optimize if it makes sense through that. So you’ll see that kind of come up. And then if it’s suboptimal use of purchased transportation, then we would go back and re-optimize that with our own internal resources.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

So does 8% of revenue give or take feel like a fair range to be in for now?

Rick O’Dell - Saia, Inc. — President & CEO

I think so.

Jim Darby - Saia, Inc. — VP Finance & CFO

I think so, going forward.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay. Last topic, there’s some puts and takes with the different cost things you’ve been doing. How much of the engineered productivity, the $6 million in savings, did you get in the first quarter? And what other [op] costs are coming back as we go out the next couple of quarters?

Rick O’Dell - Saia, Inc. — President & CEO

Really the projects that we have underway are really — we just rolled out, throughout the first quarter, the P&D efficiency with the new system. So that benefit should within our run rate a little bit in March, but really should be more of a 2Q and 3Q thing.

And then, the real-time productivity is more third quarter and the dynamic load planning should be a second half. So we probably have half of it is — at least half of that $6 million should still be ahead of us.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

And which operating lines are we going to see that in mostly?

Rick O’Dell - Saia, Inc. — President & CEO

Labor and fuel costs.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Okay. And then the stuff that’s coming back from last year, what’s the timing of that?

Rick O’Dell - Saia, Inc. — President & CEO

We’ve got to get to the 95 operating ratio before we’re — this point is our commitment to our employee base before we reinstate wages and benefits. So at this point in time we’ve got a ways to go.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

And is that just for one quarter or for a year?

Rick O’Dell - Saia, Inc. — President & CEO

Two quarters.

Ed Wolfe - Wolfe Trahan & Co. — Analyst

Two quarters, okay. Yes, it’s coming back to me now. Okay. Thanks, guys, for the time.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Yes, just a couple ones. Can you talk about the difference in your current network density between I guess the regional operation or the interregional operation if you look at it that way?

Rick O’Dell - Saia, Inc. — President & CEO

With 85%, 84% of our business is overnight and second day, so it’s almost all regional business.

David Ross - Stifel Nicolaus — Analyst

Okay. But the interregional is still growing with the increase in average length of haul, but it seems like that growth rate has slowed down a bit.

Rick O’Dell - Saia, Inc. — President & CEO

I think that’s true. And some of that is kind of by design as we’ve looked at our business and how it operates within our system. There’s clearly a focus and a target marketing on the business that operates well for us. And so we’ve probably limited that somewhat through some of our pricing actions.

David Ross - Stifel Nicolaus — Analyst

Okay, so the focus may have been back on the regional business because it’s a little more profitable, and you’ve got the density there. And then you’ll take the interregional business when it comes to you, but you’re not necessarily looking to grow that because it may be a little bit lower margin in this market?

Rick O’Dell - Saia, Inc. — President & CEO

I think particularly as tough as the market kind of got from a pricing perspective, some of that long-haul business with its FAKs and aggressive discounts that was showing that it wasn’t — we weren’t being properly compensated for that. So we’ve firmed up our pricing in that area; it’s probably had some impact in slowing down the growth rate there.

David Ross - Stifel Nicolaus — Analyst

I think that’s smart and that makes a lot of sense. And then Jim, if you could run through the total tonnage numbers by month, you went through I guess LTL tonnage.

Jim Darby - Saia, Inc. — VP Finance & CFO

Sure. Total tonnage January was up 1.4%. February was up 3%. March was up 6.1%. And for the quarter, that nets out to about 3.7% increase in total tonnage.

What we’ve seen month to date in April, we look to be up about that same amount. We’re a little over 6%. We’re looking about 6.3% year over year in April.

David Ross - Stifel Nicolaus — Analyst

Okay. Thank you very much.

Operator

With no further questions in the queue, I’d like to turn the conference back over to Mr. O’Dell for any additional or closing remarks.

Rick O’Dell - Saia, Inc. — President & CEO

All right, great. Well, thanks for your interest in Saia. We look forward to keeping you guys updated. Thanks.

Operator

This does conclude today’s presentation. We thank everyone for their participation.